Amendment No. 3
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated June 21, 2024
among
Empowered Funds, LLC, Alpha Architect, LLC, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Fund	Fee	Original Effective Date[1]
Alpha Architect U.S. Quantitative Value ETF (QVAL)	0.15%	June 21, 2024
Alpha Architect International Quantitative Value ETF (IVAL)	0.20%	June 21, 2024
Alpha Architect U.S. Quantitative Momentum ETF (QMOM)	0.15%	June 21, 2024
Alpha Architect International Quantitative Momentum ETF (IMOM)	0.20%	June 21, 2024
Alpha Architect Global Factor Equity ETF (AAVM)	0.15%*	January 31, 2025
Alpha Architect High Inflation and Deflation ETF (HIDE)	0.15%	June 21, 2024
Alpha Architect US Equity ETF (AAUS)	0.08%	September 6, 2024
Alpha Architect International Equity ETF (AAGL)	0.13%	September 6, 2024
Alpha Architect US Equity 2 ETF (AAEQ)	0.08%
Alpha Architect US Equity Growth ETF (AAGW)	0.13%
* The sub-advisory fee applies on the daily average net assets of AAVM that are not invested in QVAL, IVAL, QMOM, or IMOM (collectively, the “Underlying Alpha Architect Funds”), subject to a minimum sub-advisory fee of 0.03%. For example, if 100% of AAVM’s assets are invested in the Underlying Alpha Architect Funds, the sub-advisory fee would be 0.03%. If one-third of AAVM’s assets are invested in the Underlying Alpha Architect Funds, the sub-advisory fee would be 0.10%. If 0% of AAMV’s assets are invested in the Underlying Alpha Architect Funds, the sub-advisory fee would be 0.15%.
1 The Original Effective Date column only applies to Funds whose original advisory agreement has been consolidated into this Agreement subsequent to its effectiveness.
IN WITNESS WHEREOF, the parties hereto have this Amendment to be executed by their duly authorized officers on September 5, 2025.

EMPOWERED FUNDS, LLC By: /s/ Sean Hegarty Name: Sean Hegarty Title: Chief Operating Officer	EA SERIES TRUST By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Secretary & Vice President
ALPHA ARCHITECT, LLC By: /s/ Wesley R. Gray Name: Wesley R. Gray Title: CEO